Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports Second Quarter Operating Income of $198.4 Million, Net Income of $51.4 Million, Adjusted EBITDAR of $406.5 Million, and Adjusted EBITDA, After Lease Payments of $191.6 Million
- Increases 2019 Full Year Guidance and Raises Anticipated Pinnacle Cost Synergies to $120 Million -
- Provides Sports Betting and iGaming Update -
WYOMISSING, PA (August 1, 2019) - Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today reported financial results for the three and six months ended June 30, 2019, initiated 2019 third quarter guidance, and increased full year 2019 guidance.
Timothy J. Wilmott, Chief Executive Officer, commented: “Penn National delivered a strong second quarter that exceeded our Adjusted EBITDAR guidance even without the partial quarter contribution from the Greektown Casino acquisition which closed in May and delivered revenues of $34.2 million and Adjusted EBITDAR of $9.2 million. Notably, our outperformance is inclusive of $1.0 million of costs associated with the June 30th closing of Resorts Casino Tunica as well as the negative impact from flooding at Argosy Casino Alton (closed for 49 days during the quarter), Ameristar Council Bluffs, and River City (we currently estimate revenues and Adjusted EBITDAR were impacted by $10.3 million and $5.4 million, respectively). Despite these headwinds, Adjusted EBITDAR margins improved 80 basis points year over year, which further highlights the significant and continued progress we are making with operating efficiencies. All told, we have updated our full year revenues guidance to $5.3 billion. We also raised our full year Adjusted EBITDAR guidance to $1.6 billion, which reflects the addition of Greektown Casino and the $5 million outperformance in the second quarter, slightly offset by the estimated impact from Hurricane Barry.”

2019 Second Quarter Financial Highlights:

•	Revenues of $1.32 billion, an increase of $496.2 million year over year;

•	Operating income of $198.4 million, an increase of $16.6 million year over year, with net income of $51.4 million and net income margin of 3.9%;

•	Adjusted EBITDAR of $406.5 million, an increase of $159.4 million year over year;

•	Adjusted EBITDAR margins of 30.7% marking an increase of 80 basis points year over year;

•	Adjusted EBITDA, after Lease Payments of $191.6 million, an increase of $60.4 million year over year; and

•
Traditional debt increased by $178.2 million during the quarter, principally due to borrowings under our senior secured credit facilities for the acquisition of Greektown. As of June 30, 2019, our GAAP traditional net debt ratio was 2.67x and net leverage on a lease-adjusted basis was 5.80x.

Pinnacle Synergies
“The integration of the Pinnacle properties continues to go extremely well,” said Mr. Wilmott. “We now expect to achieve at least $120 million of cost synergies (up from $115 million), with a run rate of at least $60 million in 2019. In addition, we are pleased to report that the combination of the Penn National and Pinnacle player loyalty programs onto a single platform is complete. We remain highly focused on driving revenue synergies through the relaunched mychoice program and we believe we are well-positioned to achieve incremental Adjusted EBITDAR associated with revenue synergies related to Pinnacle in the range of $15-$20 million. Most of these revenue synergies should be realized in 2020 and 2021.”

Sports Betting and iGaming
“Yesterday, we announced additional details regarding our sports betting and iGaming strategies and businesses,” said Mr. Wilmott. “Penn National entered into multi-year agreements with leading sports betting operators DraftKings, PointsBet, theScore, and The Stars Group for online sports betting and iGaming market access across the Company’s portfolio. In exchange for access to our non-primary licenses to conduct these operations, Penn National will receive a combination of upfront cash and equity, one-time market access fees, and ongoing revenue sharing. Penn Interactive Ventures will manage these relationships, in addition to controlling the Company’s primary sports betting and iGaming licenses in every state Penn operates.”
M&A and Development Projects
“On May 23rd, we completed the accretive acquisition of the operations of Greektown Casino in Detroit and welcomed approximately 1,700 team members to Penn National,” continued Mr. Wilmott. “The transaction was financed with incremental borrowings under our revolving credit facility. Simultaneous with the closing of the transaction, Penn National entered into a triple net lease agreement with VICI Properties Inc. (VICI: NYSE).”
“Our development projects in Pennsylvania, including the $120 million Hollywood Casino York and the $111 million Hollywood Casino Morgantown, remain on track. We received all the requisite approvals for the Morgantown project and have commenced construction activities there. We anticipate opening both facilities in the fourth quarter of 2020.”
Free Cash Flow Allocation
“In the second quarter, the Company repurchased approximately 1.3 million shares of its common stock at an average price per share of $19.55 for a total of $24.9 million,” said Mr. Wilmott. “The repurchases were made pursuant to the Company’s $200 million share repurchase program. During the quarter, the Company drew on its revolving credit facility to partially fund the Greektown Casino acquisition though we also repaid approximately $45 million of the revolver before the end of the quarter. The second quarter revolver repayment highlights our ability to generate growing free cash flow from our expanded scale as well as our commitment to de-levering following the consummation of this accretive acquisition. We remain focused on debt reduction and expect to achieve a lease-adjusted net leverage level of 5.0x to 5.5x by the end of 2020.”

Summary of Second Quarter Results

	For the three months ended June 30,
(in millions, except per share data, unaudited)	2019 Actual (1)	2019 Guidance (2)	2018 Actual
Revenues	$1,323.1	$1,314.3	$826.9
Net income	$51.4	$41.2	$54.0

Adjusted EBITDAR (3)	$406.5	$392.2	$247.1
Less: Lease Payments (3)	(214.9)	(209.1)	(115.9)
Adjusted EBITDA, after Lease Payments (3)	$191.6	$183.1	$131.2

Diluted earnings per common share	$0.44	$0.35	$0.57

(1)	Includes the results of operations of Greektown for the period from May 23, 2019, the date of acquisition, through June 30, 2019.

(2)	As provided by Penn National on May 2, 2019, which did not include the results of operations of Greektown.

(3)
See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDAR; Lease Payments; and Adjusted EBITDA, after Lease Payments. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

Review of 2019 Second Quarter Results vs. Guidance

	For the three months ended June 30, 2019
(in millions, unaudited)	Pre-tax	Post-tax
Income, per guidance (1)	$57.7	$41.2

Adjusted EBITDAR favorable variances:
Greektown Casino-Hotel (2)	9.2	7.1
Performance of properties, exclusive of Greektown Casino-Hotel (2)(3)	3.9	3.0
Corporate overhead	1.1	0.8
Total Adjusted EBITDAR variances	14.2	10.9

Other favorable (unfavorable) variances (2):
Interest expense	(1.3)	(1.0)
Rent expense associated with triple net operating leases (4)	(5.5)	(4.3)
Depreciation and amortization	(4.2)	(3.2)
Cash-settled stock-based awards	3.4	2.6
Pre-opening and acquisition costs	(3.7)	(2.8)
Other	9.3	7.1
Income taxes	—	0.9
Income, as reported	$69.9	$51.4

(1)	As provided by Penn National on May 2, 2019, which did not include the results of operations of Greektown.

(2)
We acquired Greektown on May 23, 2019. As noted above, Greektown results of operations were not included in the guidance provided on May 2, 2019. Therefore, the variances to guidance above include the financial statement effects of Greektown for the period from May 23, 2019 through June 30, 2019.

(3)	Offsetting the favorable performance of the properties is the negative impact from flooding at Argosy Casino Alton, Ameristar Council Bluffs, and River City.

(4)	Includes the operating lease components of the Master Leases (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease.

Financial Guidance for the 2019 Third Quarter and Full Year 2019
The Company’s third quarter and full year guidance targets reflect the anticipated impacts of several items, including ongoing bridge work in Lake Charles, Louisiana and the hotel and casino expansion at Monarch Casino in Black Hawk, Colorado. Also, the table below now includes the Greektown operations. In addition to these factors, the guidance is based on the following assumptions:

•	Corporate overhead expenses, which is net of allocations to our properties, of $97.0 million, with $25.1 million to be incurred in the third quarter;

•	Depreciation and amortization charges of $419.5 million, with $106.5 million in the third quarter;

•
Lease payments (which continue to be fully tax deductible) to our REIT landlords under our triple net leases of $869.1 million, with $222.7 million in the third quarter. This includes projected escalator payments of $0.9 million under the Penn triple net master lease with GLPI, no escalator under the Pinnacle triple net master lease with GLPI, and no escalator under the Meadows lease;

•	Maintenance capital expenditures of $188.4 million, with $65.8 million in the third quarter;

•	Project capital expenditures for Hollywood York of $15.0 million, with $4.8 million in the third quarter;

•	Project capital expenditures for Hollywood Morgantown of $21.5 million, with $5.0 million in the third quarter;

•	Cash interest on traditional debt of $124.6 million, with $38.2 million in the third quarter;

•	Interest expense of $536.2 million, with $134.7 million in the third quarter, inclusive of interest expense related to the finance lease components associated with our Master Leases;

•	Rent expense associated with our triple net operating leases with our REIT landlords of $368.4 million, with $96.8 million in the third quarter;

•	Cash taxes of $21.5 million, with $11.9 million in the third quarter;

•	Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV of $3.7 million, with $0.9 million to be incurred in the third quarter;

•	Estimated non-cash stock compensation expense of $13.7 million, with $3.5 million in the third quarter;

•	LIBOR is based on the forward yield curve;

•	A diluted share count of approximately 117.7 million; and,

•
There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

The guidance table below includes comparative prior period actual results.

	For the three months ending/ended September 30,		For the full year ending/ended December 31,
(in millions, except per share data, unaudited)	2019 Guidance	2018 Actual	2019 Guidance	2018 Actual
Revenues	$1,370.5	$789.7	$5,338.0	$3,587.9

Net income attributable to Penn National	$49.3	$36.1	$184.8	$93.5
Net loss attributable to noncontrolling interest	—	—	(0.2)	—
Net income	49.3	36.1	184.6	93.5
Income tax expense (benefit)	16.4	9.1	62.8	(3.6)
Loss on early extinguishment of debt	—	0.3	—	21.0
Income from unconsolidated affiliates	(7.1)	(5.7)	(25.8)	(22.3)
Interest income	(0.2)	(0.2)	(1.1)	(1.0)
Interest expense	134.7	114.8	536.2	539.4
Other expense	0.6	1.4	1.0	7.1
Operating income	193.7	155.8	757.7	634.1
Rent expense associated with triple net operating leases (1)	96.8	—	368.4	3.8
Stock-based compensation	3.5	2.9	13.7	12.0
Cash-settled stock-based awards variance (2)	—	(1.7)	(3.0)	(19.6)
Loss on disposal of assets	—	3.2	0.9	3.2
Contingent purchase price	0.3	0.4	6.4	0.5
Pre-opening and acquisition costs	—	5.2	8.1	95.0
Depreciation and amortization	106.5	56.9	419.5	269.0
Provision for loan loss and unfunded loan commitments, net of recoveries, and impairment losses	—	—	—	17.9
Insurance recoveries, net of deductible charges	—	—	—	(0.1)
Income from unconsolidated affiliates	7.1	5.7	25.8	22.3
Non-operating items for Kansas JV (2)	0.9	1.3	3.7	5.1
Adjusted EBITDAR	$408.8	$229.7	$1,601.2	$1,043.2
Less: Lease Payments (3)	(222.7)	(115.2)	(869.1)	(537.4)
Adjusted EBITDA, after Lease Payments	$186.1	$114.5	$732.1	$505.8

Diluted earnings per common share	$0.42	$0.38	$1.57	$0.93

(1)
The three months ending September 30, 2019 and the year ending December 31, 2019, include rent expense associated with the operating lease components of the Master Leases (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease.

(2)	For a description of these items, see “Non-GAAP Financial Measures” section below.

(3)
The three months ending September 30, 2019 and the year ending December 31, 2019, include payments made to GLPI associated with the Company’s Master Leases and the Meadows Lease, as well as payments made to VICI associated with the Margaritaville Lease and the Greektown Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
During the fourth quarter 2018, the Company made revisions to its reportable segments upon the consummation of the Pinnacle acquisition in order to maintain alignment with its internal organizational structure. Apart from the addition of the new properties, the most significant change was dividing the South/West segment into two separate reportable segments. The three and six months ended June 30, 2018 have been restated to provide comparability, but do not reflect the pre-acquisition operating results of Pinnacle.

	Revenues		Operating Income (Loss)		Adjusted EBITDAR
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
(in thousands, unaudited)	2019	2018	2019	2018	2019	2018
Northeast segment (1)	$599,086	$465,285	$156,410	$132,013	$186,190	$148,394
South segment (2)	282,188	62,618	72,319	17,827	92,761	20,545
West segment (3)	164,250	100,751	42,179	37,525	50,460	26,103
Midwest segment (4)	268,160	188,162	78,892	53,379	97,793	67,543
Other (5)	9,410	10,097	(151,420)	(58,989)	(20,747)	(15,479)
Total	$1,323,094	$826,913	$198,380	$181,755	$406,457	$247,106

	Revenues		Operating Income (Loss)		Adjusted EBITDAR
	For the six months ended June 30,		For the six months ended June 30,		For the six months ended June 30,
(in thousands, unaudited)	2019	2018	2019	2018	2019	2018
Northeast segment (1)	$1,149,664	$924,004	$298,587	$259,433	$350,944	$293,371
South segment (2)	574,130	125,948	150,442	35,984	190,605	41,663
West segment (3)	322,904	198,717	83,997	55,254	100,383	50,034
Midwest segment (4)	539,422	373,696	159,862	107,167	197,012	135,728
Other (5)	19,545	20,633	(312,122)	(103,949)	(41,050)	(31,144)
Total	$2,605,665	$1,642,998	$380,766	$353,889	$797,894	$489,652

(1)
The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel, Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Meadows Racetrack and Casino, and Plainridge Park Casino. The financial information for the three and six months ended June 30, 2018 also includes the Company’s Casino Rama management service contract, which terminated in July 2018. We acquired Greektown Casino-Hotel on May 23, 2019.

(2)
The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment. We acquired Margaritaville Resort Casino on January 1, 2019.

(3)
The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino. The financial information for the three and six months ended June 30, 2018 also includes the Company’s investments in and the management contract of Hollywood Casino Jamul-San Diego, which terminated in May 2018.

(4)
The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.

(5)
The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, our management contract for Retama Park Racetrack, and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise been allocated to a property. For the three and six months ended June 30, 2019, corporate overhead costs were $23.6 million and $46.7 million, respectively, as compared to $18.6 million and $37.4 million, respectively, for the three and six months ended June 30, 2018.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Segment Information - Combined for
the Acquisitions of Pinnacle, Margaritaville, and Greektown
Although Penn National did not own Pinnacle, Margaritaville, or Greektown, during the periods presented below, the Company believes the following financial information is useful to investors to assess the value these transactions bring to the Company and its shareholders.
The following financial information for the three and six months ended June 30, 2018, shows (i) the Company’s reported operating results, (ii) the acquired Pinnacle properties and the acquired Margaritaville property and Greektown property for the pre-acquisition period, and (iii) the combined Company operating results for the pre-acquisition period as if the acquisitions of Pinnacle, Margaritaville, and Greektown, were completed on January 1, 2018. Combined Revenues and Combined Adjusted EBITDAR are non-GAAP financial measures. Further, the financial information below depicts the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, and do not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions. See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Combined Revenues and Combined Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

	Revenues
	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined
(in thousands, unaudited)	For the three months ended June 30, 2018			For the six months ended June 30, 2018
Northeast (2)	$465,285	$208,059	$673,344	$924,004	$408,339	$1,332,343
South	62,618	230,623	293,241	125,948	459,824	585,772
West	100,751	62,554	163,305	198,717	122,200	320,917
Midwest	188,162	95,938	284,100	373,696	193,417	567,113
Other	10,097	1,308	11,405	20,633	2,418	23,051
Total	$826,913	$598,482	$1,425,395	$1,642,998	$1,186,198	$2,829,196

	Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined
(in thousands, unaudited)	For the three months ended June 30, 2018			For the six months ended June 30, 2018
Northeast (3)	$148,394	$49,073	$197,467	$293,371	$94,940	$388,311
South	20,545	71,827	92,372	41,663	145,234	186,897
West	26,103	24,231	50,334	50,034	46,796	96,830
Midwest	67,543	35,592	103,135	135,728	72,755	208,483
Other	(15,479)	(14,055)	(29,534)	(31,144)	(28,353)	(59,497)
Total	$247,106	$166,668	$413,774	$489,652	$331,372	$821,024

(1)
The operating results of Pinnacle were derived from historical financial information of Pinnacle, adjusted to exclude the operating results of the four divested properties, and the operating results of Margaritaville and Greektown were derived from historical financial information. In addition, the operating results were adjusted to conform to Penn National’s methodology of allocating certain corporate expenses to properties.

(2)	Revenues specific to Greektown were $83,350 thousand and $163,904 thousand for the three and six months ended June 30, 2018, respectively.

(3)	Adjusted EBITDAR specific to Greektown were $22,845 thousand and $44,787 thousand for the three and six months ended June 30, 2018, respectively.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDAR,
Adjusted EBITDA, after Lease Payments, and Adjusted EBITDAR Margin

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, unaudited)	2019	2018	2019	2018
Net income	$51,357	$53,988	$92,344	$99,425
Income tax expense	18,539	15,242	33,357	30,931
Loss on early extinguishment of debt	—	2,579	—	3,461
Income from unconsolidated affiliates	(6,255)	(5,734)	(11,942)	(11,095)
Interest income	(257)	(241)	(576)	(490)
Interest expense	135,039	115,873	267,626	231,613
Other expense (income)	(43)	48	(43)	44
Operating income	198,380	181,755	380,766	353,889
Rent expense associated with triple net operating leases (1)	90,025	—	174,755	—
Stock-based compensation	3,247	3,003	6,664	5,932
Cash-settled stock-based awards variance	(3,436)	7,800	(2,964)	338
Loss (gain) on disposal of assets	371	(52)	893	3
Contingent purchase price	1,040	202	5,757	1,337
Pre-opening and acquisition costs	3,700	5,879	8,080	11,972
Depreciation and amortization	106,020	58,559	210,073	118,949
Recoveries on loan loss and unfunded loan commitments, net of impairment losses	—	(16,985)	—	(16,367)
Insurance recoveries, net of deductible charges	—	(68)	—	(68)
Income from unconsolidated affiliates	6,255	5,734	11,942	11,095
Non-operating items for Kansas JV	855	1,279	1,928	2,572
Adjusted EBITDAR	$406,457	$247,106	$797,894	$489,652
Less: Lease Payments	(214,822)	(115,916)	(422,788)	(231,790)
Adjusted EBITDA, after Lease Payments	$191,635	$131,190	$375,106	$257,862
Net income margin	3.9%	6.5%	3.5%	6.0%
Adjusted EBITDAR margin	30.7%	29.9%	30.6%	29.8%

(1)
During the three and six months ended June 30, 2019, the Company’s triple net operating leases included certain components of the Master Leases (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure
to Combined Adjusted EBITDAR

(in thousands, unaudited)	For the three months ended June 30, 2018	For the six months ended June 30, 2018
Net income	$53,988	$99,425
Income tax expense	15,242	30,931
Loss on early extinguishment of debt	2,579	3,461
Income from unconsolidated affiliates	(5,734)	(11,095)
Interest income	(241)	(490)
Interest expense	115,873	231,613
Other expense	48	44
Operating income	181,755	353,889
Pinnacle, Margaritaville, and Greektown Adjusted EBITDAR, pre-acquisition	166,668	331,372
Stock-based compensation	3,003	5,932
Cash-settled stock-based awards variance	7,800	338
Loss (gain) on disposal of assets	(52)	3
Contingent purchase price	202	1,337
Pre-opening and acquisition costs	5,879	11,972
Depreciation and amortization	58,559	118,949
Recoveries on loan loss and unfunded loan commitments, net of impairment losses	(16,985)	(16,367)
Insurance recoveries, net of deductible charges	(68)	(68)
Income from unconsolidated affiliates	5,734	11,095
Non-operating items for Kansas JV	1,279	2,572
Combined Adjusted EBITDAR (1)	$413,774	$821,024

(1)	See the “Non-GAAP Financial Measures” section below for more information, including the definition of Combined Adjusted EBITDAR.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, except per share data, unaudited)	2019	2018	2019	2018
Revenues:
Gaming	$1,062,139	$665,094	$2,096,650	$1,319,588
Food, beverage, hotel, and other	260,955	133,664	509,015	264,633
Management service and license fees	—	2,968	—	5,406
Reimbursable management costs	—	25,187	—	53,371
Total revenues	1,323,094	826,913	2,605,665	1,642,998
Operating expenses
Gaming	564,155	350,694	1,111,600	691,210
Food, beverage, hotel and other	167,571	95,112	329,330	188,092
General and administrative	286,968	132,591	573,896	253,854
Reimbursable management costs	—	25,187	—	53,371
Depreciation and amortization	106,020	58,559	210,073	118,949
Recoveries on loan loss and unfunded loan commitments, net of impairment losses	—	(16,985)	—	(16,367)
Total operating expenses	1,124,714	645,158	2,224,899	1,289,109
Operating income	198,380	181,755	380,766	353,889
Other income (expenses)
Interest expense	(135,039)	(115,873)	(267,626)	(231,613)
Interest income	257	241	576	490
Income from unconsolidated affiliates	6,255	5,734	11,942	11,095
Loss on early extinguishment of debt	—	(2,579)	—	(3,461)
Other	43	(48)	43	(44)
Total other expenses	(128,484)	(112,525)	(255,065)	(223,533)
Income before income taxes	69,896	69,230	125,701	130,356
Income tax expense	(18,539)	(15,242)	(33,357)	(30,931)
Net income	51,357	53,988	92,344	99,425
Less: Net loss attributable to non-controlling interest	190	—	195	—
Net income attributable to Penn National	$51,547	$53,988	$92,539	$99,425

Earnings per common share:
Basic earnings per common share	$0.44	$0.59	$0.80	$1.09
Diluted earnings per common share	$0.44	$0.57	$0.78	$1.05

Weighted average basic shares outstanding	115,982	91,468	116,137	91,330
Weighted average diluted shares outstanding	117,676	94,995	118,161	94,834

Selected Financial Information
Balance Sheet Data

(in thousands, unaudited)	June 30, 2019	December 31, 2018
Cash and cash equivalents (1)	$378,766	$479,598

Bank debt (1)	$2,056,100	$1,907,932
Notes	399,374	399,332
Other long-term obligations (2)	96,644	104,964
Total traditional debt (3)	$2,552,118	$2,412,228

Traditional net debt	$2,173,352	$1,932,630

(1)	The December 31, 2018 balance includes a $100.0 million draw on our revolving credit facility in order to close the acquisition of Margaritaville Resort Casino on January 1, 2019.

(2)
Other long-term obligations as of June 30, 2019 include $84.0 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.6 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(3)	Amounts are inclusive of debt discount and debt issuance costs of $37.6 million and $41.2 million, respectively.
Kansas Entertainment Distributions
The Company’s definition of Adjusted EBITDAR adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment.

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, unaudited)	2019	2018	2019	2018
Cash flow distributions	$7,000	$6,800	$13,500	$13,300
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, unaudited)	2019	2018	2019	2018
Lease Payments (1)	$214,822	$115,916	$422,788	$231,790
Cash payments related to income taxes, net	$6,227	$4,274	$4,500	$6,507
Cash paid for interest on traditional debt	$24,003	$8,262	$62,485	$30,455
Maintenance capital expenditures	$46,800	$20,695	$83,020	$31,297

(1)
See the “Non-GAAP Financial Measures” section below for the definition of Lease Payments. The three and six months ended June 30, 2019 include the following lease payments: $82.0 million and $163.3 million, respectively, relating to the Pinnacle Master Lease; $6.5 million and $13.1 million, respectively, relating to the Meadows Lease; $5.8 million and $11.5 million, respectively, relating to the Margaritaville Lease; and $6.0 million for both periods relating to the Greektown Lease.

Share Repurchase Activity
During the second quarter 2019, the Company repurchased a total of 1,271,823 shares of its common stock at an average price per share of $19.55 for a total of $24.9 million pursuant to its $200 million share repurchase authorization, which is in effect until December 31, 2020. The Company has approximately $175.1 million available under its currently authorized share repurchase program.

Non-GAAP Financial Measures
In addition to GAAP financial measures, Adjusted EBITDAR; Adjusted EBITDAR margin; Adjusted EBITDA, after Lease Payments; Combined Revenues; and Combined Adjusted EBITDAR are used by management as important measures of the Company’s operating performance and to compare operating results between accounting periods.
We define Adjusted EBITDAR as earnings before interest income and expense, income taxes, depreciation and amortization, rent expense associated with triple net operating leases (see below), stock-based compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, pre-opening and acquisition costs, and other income or expenses. Adjusted EBITDAR is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDAR excludes expenses associated with our Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, as such amounts are included as either interest expense or rent expense. The Company’s rent expense associated with its triple net operating leases, as included in the definition above, pertains to rent expense associated with operating lease components of the Master Leases (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease.
Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also believe that investors and analysts use Adjusted EBITDAR as a valuation metric in determining the enterprise value of the Company. We present Adjusted EBITDAR because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, other gaming companies also utilize Adjusted EBITDAR as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDAR calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDAR is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses Adjusted EBITDAR as an important measure of the operating performance of its segments, including the evaluation of operating personnel.
Since Adjusted EBITDAR excludes real property operating lease charges, which are normal, recurring cash operating expenses that are necessary to operate our business, Adjusted EBITDAR should not be viewed as the only measure of overall performance of the Company. For the foregoing reason, Adjusted EBITDAR has significant limitations which affect its use as an indicator of our profitability. Accordingly, you are cautioned not to place undue reliance on this financial measure.
Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis divided by revenues on a consolidated basis. Management uses Adjusted EBITDAR as an important measure of the operating performance of its segments, including the evaluation of operating personnel.
Adjusted EBITDA, after Lease Payments is defined as Adjusted EBITDAR less Lease Payments, which is defined as cash lease payments made to our REIT landlords under our triple net leases (see below). Adjusted EBITDA, after Lease Payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the Lease Payments to our REIT landlords. We believe that given the significant cash payments made to our REIT Landlords in the form of Lease Payments that understanding the amount of Adjusted EBITDA, after Lease Payments is important in understanding the performance of the Company and relative health of the Company. In addition, Adjusted EBITDA, after Lease Payments is one of the financial metrics that our management team is measured against for incentive-based compensation purposes as this metric is an objective and quantifiable measurement of the Company’s financial performance. For purposes of the definition above, the Company’s REIT landlords under our triple net leases were GLPI, as it pertains to the Master Leases and the Meadows Lease, and VICI, as it pertains to the Margaritaville Lease and the Greektown Lease.
The Company defines Combined Revenues as revenues of Penn National, Pinnacle, Margaritaville, and Greektown, assuming that Pinnacle, Margaritaville, and Greektown, were a part of Penn National during the historical periods beginning on January 1, 2018. The Company defines Combined Adjusted EBITDAR as Adjusted EBITDAR (as defined above) of Penn National,

Pinnacle, Margaritaville, and Greektown, assuming that Pinnacle, Margaritaville, and Greektown, were a part of Penn National during the previous historical periods beginning on January 1, 2018.
Combined Revenues and Combined Adjusted EBITDAR are being presented solely as supplemental disclosure, as these are methods that management reviews and uses to analyze the performance of its business and to compare operating results between accounting periods. Management believes that Combined Revenues and Combined Adjusted EBITDAR are useful to investors because they are indicators of the strength and performance of the ongoing business and for evaluating the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, on a combined basis assuming Pinnacle, Margaritaville, and Greektown, were a part of the Company for the historical periods beginning on January 1, 2018. Further, the combined company results depict the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, and do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Conference Call, Webcast and Replay Details
Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. The conference call number is 212-231-2931. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 41 facilities in 19 jurisdictions. In total, Penn National Gaming’s facilities feature approximately 50,500 gaming machines, 1,300 table games and 8,800 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition; expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations with regard to the impact of competition in online sports betting, iGaming and sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and sportsbooks and the impact of any such actions; our ability and the ability of our business partners to obtain and maintain regulatory approvals for online sports betting, iGaming and sportsbooks; and our expectations regarding economic and consumer conditions. As a result, actual results may vary materially from expectations.
Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and video gaming terminals (“VGTs”) in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the impact of weather, including flooding, hurricanes and tornadoes; changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our interactive segment grows); factors which may cause the Company to curtail or suspend the share repurchase program; with respect to Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our interactive gaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, the Company’s and our partners’ ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our proposed Pennsylvania casinos in York and Berks County, risks relating to construction, including the receipt of all requisite approvals, and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming facilities in the Commonwealth of Pennsylvania; risks related to the integration of Pinnacle, the Margaritaville operations, and the Greektown operations, and the ability to realize the anticipated financial results and synergies as a result of such acquisitions, potential adverse reactions or changes to business or employee relationships, including those resulting from the transactions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.